Exhibit 10.1

               COMPETITIVE TECHNOLOGIES, INC.
             ANNUAL INCENTIVE COMPENSATION PLAN

1.   DEFINITIONS

  Unless the context otherwise requires, the following words as used herein shall have the following meanings:

       (a) "Plan" - This Annual Incentive Compensation
  Plan, as amended from time to time.

       (b) "Company" - Competitive Technologies, Inc., a
  Delaware corporation, and its subsidiaries.

       (c) "Board" - The Board of Directors of the Company.

       (d) "Compensation Committee" - The Compensation
  Committee of the Board.

       (e) "Participant" - Employees of the Company who, in the opinion of the Compensation Committee, serve in key executive, administrative, professional or technical capacities with the Company.

       (f) "Plan Year" - Each fiscal year of the Company beginning after July 31, 2002.

2.   PURPOSE

  The purpose of the Plan is to attract and keep in the employ of the Company personnel of experience and ability by providing additional incentive to those who contribute significantly to the successful and profitable operation of the business and affairs of the Company. To that end, the Plan provides an opportunity for such employees to participate in the successful results of such operations through participation in the Plan.

3.   ADMINISTRATION

  (a) The Plan shall be administered by the Compensation Committee, composed of not less than two independent directors of the Company. No member of the Compensation Committee shall be eligible to participate in the Plan.

  (b) The Compensation Committee shall have the power to interpret the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the Plan's administration.

  (c) Changes to the Plan will be communicated to the affected employees by the CEO.

4.   ELIGIBLE POSITIONS TO PARTICIPATE

  (a)  From the positions eligible to participate in the Plan
     (and those positions to be added), the Company's Chief
     Executive Officer (the "CEO") shall annually make recommendations to the Compensation Committee for those positions that will participate in the Plan.

  (b) In the Compensation Committee's discretion when an employee shall have died during the Plan Year, the Annual Incentive Compensation Award, if any, granted to him or her for the Plan Year by the Compensation Committee shall be paid to his or her spouse or legal representatives, as may be directed by the Compensation Committee.

5.   RANGE OF ANNUAL INCENTIVE COMPENSATION AWARDS

  (a) At the beginning of each Plan Year, the CEO will obtain from Participants goals and objectives for the Plan Year which relate to CTT's annual operating plan. Each Participant will prepare quantitative and qualitative objectives and review these with the CEO who will further review them with the Compensation Committee. Once goals and objectives are agreed upon, the Participants Annual Incentive Compensation award will be allocated with up to 70% of the award tied to Company financial performance metrics and up to 30% tied to individual performance. The CEO's performance metrics and results achieved will be reviewed and approved by the Compensation Committee.

  (b) Should the Company achieve below 80% of the Company's financial performance metrics, there may be no Annual
     Incentive Compensation Award for this portion, 70%, of the award.

  (c) Should the Company achieve above 115% of the Company's financial performance metrics, the Annual Incentive
     Compensation Award may increase to 150% of the Plan Year's
     Annual Incentive Compensation Award based on the recommendation of the CEO with approval of the Compensation
     Committee.

  (d) The 30% portion of a Participant's Annual Incentive Compensation Award that is directed to individual performance may be paid out regardless of whether the company achieves its financial performance metrics, so long as a Participant meets his or her individual performance goals. The award will be based on the recommendation of the CEO with approval of the Compensation Committee.

  (e)  The following table outlines the targeted range of
     Annual Incentive Compensation Award as a percentage of the
     Participant's annual salary as of December 31st of Each Plan
     Year:
                                        Cash Bonus
          i)   President and CEO             50%
          ii)  Professional Staff            30%
          iii) Administrative Staff          10%

  (f) The CEO may make recommendations for special awards in addition to the bonus described above, outside the parameters described above and the Compensation Committee may make such awards in their sole discretion.

6.   Integration with Commission Plan

  The Company also has a Commission Plan for Professional,
  Support Staff and consultants that sets aside a pool of funds up to 10% of new business revenue (less direct costs, other than personnel costs). This pool of funds shall be allocated among employees who participated in generating the new business by the lead professional staff responsible for the overall project. The allocation shall be subject to review and approval by the Company's
  Chief Executive Officer.

  The Commission earned on new business shall be paid for a maximum of five (5) years from the signing of the license agreement and shall be payable to the allocated pool of employees and consultants in their pro-rata share. Should the employee or consultant die while the commission is being paid, his or her pro rata share would be paid to his or her estate. Employees no longer with the Company may be able to receive the remaining portion of their award based on recommendations made by the CEO with approval by the Compensation Committee.

  Participants have the opportunity to earn the greater of the Commission or the Cash Bonus Incentive Compensation.

7.   AWARD OF ANNUAL INCENTIVE COMPENSATION

  (a) As soon as practicable after the end of each Plan Year, but no later than three months after the end of the Plan Year, the CEO shall review the Company's annual results as well as the individual goals and objectives of each Participant, and shall recommend to the Compensation Committee the amount of award for each Participant. The CEO may recommend exclusion of extraordinary expenses or income from the annual results for Plan purposes with approval of the Compensation Committee.

  (b) The CEO's recommendations will be in accordance with the Plan. Upon receipt of the CEO's recommendations with respect to each Participant, the Compensation Committee shall review and determine the amount of the award for each Participant. The decision of the Compensation Committee shall be final and conclusive, and nothing in the Plan shall be deemed to give any Participant, his or her legal representatives or assigns, any rights over and above those specified in the Plan.

8.   FORM OF INCENTIVE AWARD

  Incentive and commission awards shall be in the form of cash.

9.   SETTLEMENT OF INCENTIVE AWARDS AND COMMISSIONS

  The Compensation Committee shall instruct the CEO to have the Annual Incentive Compensation Awards and Commissions paid promptly after approval, in no event later than 30 days after approval.

10.  DEATH OF PARTICIPANT

  In case of death of a Participant before or after determination of an award, should the Compensation
  Committee make such award, it shall be paid to the Participant's spouse or legal representatives at the same time as other awards are paid out.

11.  POWERS OF THE BOARD OF DIRECTORS

  The Board may suspend or terminate this Plan, in whole or in part, and may amend the Plan at any time or from time to time in such respects as the Board may deem advisable.